Exhibit (a)(1)(H)

Smart Balance, Inc.
 Offer to Exchange Certain Stock Options for Replacement Options

WITHDRAWAL FORM

February 18, 2011

Dear Employee:

If you previously elected to surrender your eligible stock options for exchange in the Offer to Exchange Certain Stock Options for Replacement Options (the “Exchange Offer”) and you would like to withdraw your election to exchange your eligible stock option grants, you must notify Patti Rooney of your withdrawal election before 5:30 p.m., Eastern Time, on Wednesday, March 23, 2011(or such later date as may apply if the Exchange Offer is extended).  Any withdrawal election received after that time will not be accepted.  Please read this withdrawal form carefully.

To withdraw your election with respect to all of your outstanding eligible stock options as set forth on Schedule A, place a check mark in the “Withdraw My Election To Exchange All My Eligible Stock Options” box below. Any withdrawal form submitted without the box “Withdraw My Election To Exchange All My Eligible Stock Options” marked will be rejected.  For this withdrawal form to be valid it must be signed and dated and the entire withdrawal form, including Schedule A, must be sent by mail or courier to Patti Rooney at the following address:

Patti Rooney
Manager, Corporate Support & Human Resources
Smart Balance, Inc.
115 West Century Road, Suite 260
Paramus, New Jersey 07652
201-421-3933

Hand delivery and interoffice mail are also permitted. However, you are responsible for making sure that the withdrawal form is received by Patti Rooney before the expiration of the Exchange Offer.  Your withdrawal will be effective as of the date a properly completed withdrawal form is received by Patti Rooney. If you miss the deadline to submit a withdrawal election, but remain an eligible employee pursuant to the terms of the Exchange Offer, your previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer. You should consider retaining copies of notice(s) of withdrawal for your own files.

FOR A WITHDRAWAL ELECTION TO BE EFFECTIVE, THIS WITHDRAWAL FORM MUST BE COMPLETED, SIGNED AND RECEIVED BY PATTI ROONEY BEFORE THE EXPIRATION DEADLINE OF 5:30 P.M., EASTERN TIME, ON WEDNESDAY, MARCH 23, 2011 (OR SUCH LATER DATE AS MAY APPLY IF THE EXCHANGE OFFER IS EXTENDED).

Once you have withdrawn your eligible stock options, you may again surrender your eligible stock options by once again making an election to surrender the eligible stock options in accordance with the Offer to Exchange document and the related election form prior to the expiration of the Exchange Offer.

If you do not return this withdrawal form and you have elected to surrender your eligible stock options for exchange in the Exchange Offer, your previously surrendered eligible stock options will be cancelled and exchanged pursuant to the Exchange Offer.

☐           Withdraw My Election To Exchange All My Eligible Stock Options. I Do Not Wish To Exchange My Eligible Stock Options.

This election will have no effect on your outstanding stock options, if any, that are not eligible for participation in the Exchange Offer.
I hereby represent and warrant that I have full power and authority to elect to withdraw my previously surrendered eligible stock options as set forth on Schedule A. Without limiting the foregoing, I hereby represent and warrant that either I am not married and do not have a registered domestic partner, my spouse or registered domestic partner has no community or other marital property rights in the eligible stock options or replacement options, or my spouse or registered domestic partner has consented to and agreed to be bound by this notice of withdrawal. Upon request, I will execute and deliver any additional documents deemed by Smart Balance to be necessary or desirable in connection with my election to withdraw previously surrendered stock options pursuant to this notice of withdrawal.

I hereby elect to withdraw all of my eligible stock option grants at set forth on Schedule A that I previously elected to surrender for exchange in the Exchange Offer.

Eligible Employee’s Signature	Date

Eligible Employee’s Name (please print or type)	Eligible Employee’s Phone Number

Please return the entire withdrawal form including Schedule A.

Schedule A
Employee’s Eligible Options

Employee Name	Grant Date	Stock Option Type	Number of Eligible Stock Options	Original Exercise Price	Exchange Ratio	Number of Replacement Options

Please note that this schedule only lists those outstanding stock options held by you that are eligible for participation in the Exchange Offer. By submitting this withdrawal form, your eligible stock options will not be cancelled or exchanged in the Exchange Offer and you will not receive any replacement options.